Exhibit 5.1
[LETTERHEAD OF BLANK ROME LLP]
March 31, 2006
Halifax Corporation
5250 Cherokee Avenue
Alexandria, Virginia 22312
     Gentlemen:
     We have acted as counsel to Halifax Corporation, a Virginia corporation (the “Company”), in connection with the preparation of the Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”) on the date hereof, relating to the offer and sale of up to 494,918 shares (the “Issued Shares”) of the Company’s common stock, par value $0.24 per share (the “Common Stock”) previously issued by the Company to the selling shareholders. This opinion is being furnished pursuant to the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.
     Although as counsel to the Company we have advised the Company in connection with a variety of matters referred to us by it, our services are limited to specific matters so referred. Consequently, we may not have knowledge of many transactions in which the Company has engaged or its day-to-day operations.
     In rendering this opinion, we have examined the following documents: (i) the Company’s Articles of Incorporation, as amended, and Bylaws, as amended; (ii) resolutions adopted by the Board of Directors of the Company relating to the Issued Shares, dated August 26, 2003 and September 30, 2004; (iii) the Registration Statement (including all exhibits thereto); (iv) executed copies of the Registration Rights Agreement, dated August 29, 2003, by and among the Company and the purchasers identified on the signature pages thereto, and the Registration Rights Agreement, dated September 30, 2004, by and among the Company and the purchasers identified on the signature pages thereto; and (v) a certification from an officer of the Company. We have assumed and relied, as to questions of fact and mixed questions of law and fact, on the truth, completeness, authenticity and due authorization of all documents and records examined and the genuineness of all signatures.
     We have not made any independent investigation in rendering this opinion other than the document examination described above. Our opinion is therefore qualified in all respects by the scope of that document examination. We make no representation as to the sufficiency of our investigation for your purposes. This opinion is limited to the Stock Corporation Act of the Commonwealth of Virginia (“VSCA”). In rendering this opinion we have assumed compliance with all laws (other than the VSCA), including all federal and state laws.
     Based upon and subject to the foregoing and the qualifications and limitations set forth below, we are of the opinion that the Issued Shares have been validly issued and are fully paid and non-assessable.
     This opinion is given as of the date hereof. We assume no obligation to update or supplement this opinion to reflect any facts or circumstances which may hereafter come to our attention or any changes in laws which may hereafter occur. This opinion is strictly limited to the matters stated herein and no other or more extensive opinion is intended, implied or to be inferred beyond the matters expressly stated herein.

     We consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to this firm under the caption “Legal Matters” in the prospectus contained therein. In giving this consent, we do not thereby concede that we come within the categories of persons whose consent is required by the Securities Act or the General Rules and Regulations promulgated thereunder.
Sincerely,
/s/ Blank Rome LLP

Blank Rome LLP